UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2001

eVISION USA.COM, INC.
(Exact name of registrant as specified in its charter)

                                                                      Colorado                                                      0-17637                                                                                 45-0411501
                                                 (State or other jurisdiction of                               (Commission File No.)                                                    (IRS Employer Identification No.)
                                                  incorporation or organization)

                                                                             1888 Sherman Street, Suite 500, Denver, CO                                                                   80203
                                                                             (Address of principal executive offices)                                                                     (Zip Code)

(303) 894-7971
(Registrant's telephone number, including area code)

Item 5. Other Events

On October 17, 2001 eVision USA.Com, Inc.‘s (eVision or the Company) subsidiary, American Fronteer Financial Corporation (AFFC), announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court in the Southern District of New York. AFFC currently plans to pursue an orderly reorganization through the Chapter 11 process.

In December 2000, AFFC entered into an agreement (Agreement) to sell its principal asset – its retail brokerage operations – to Auerbach, Pollak & Richardson (Auerbach). In accordance with the terms of the Agreement, the sale was effectuated in December 2000. It is AFFC management’s belief that Auerbach has failed to abide by the express terms of the Agreement. As of today’s date, Auerbach has failed to pay AFFC substantial sums due it pursuant to the terms of the Agreement. These sums include operating costs AFFC paid related to Auerbach’s retail brokerage operations.

Important factors that lead the Board of Directors of AFFC to seek the protection of the Bankruptcy Court include:

°	Continued expectations of a weak economy;
°	Uncertainty as to Auerbach’s ability to pay AFFC all sums due it in accordance with the Agreement;
°	Auerbach’s continuing failure to pay certain liabilities, which AFFC’s management believes to be Auerbach’s obligations in accordance with the terms of the Agreement; and
°	Auerbach’s inability to continue operating retail brokerage operations because of its inability to remain in NASD net capital compliance stemming from its failure to successfully negotiate investment capital injections from parties introduced to it by AFFC or other parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                       eVISION USA.COM, INC.

Date         October 17, 2001                                                               By: /s/ Tony T. W. Chan
                                                                                                              Tony T. W. Chan
                                                                                                              Chief Operating Officer